Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-46108, 333-57896, 333-87164, 333-106189, 333-114003, 333-124467 and 333-133543) pertaining to the Amended and Restated 1998 Stock Plan and 2000 Employee Stock Purchase Plan of Sirenza Microdevices, Inc., and in the Registration Statements (Form S-3 Nos. 333-106706, 333-112376, and 333-112382) of Sirenza Microdevices, Inc. of our reports dated March 14, 2007, with respect to the consolidated financial statements of Sirenza Microdevices, Inc., Sirenza Microdevices, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sirenza Microdevices, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    ERNST & YOUNG LLP

Denver, Colorado

March 14, 2007